Exhibit 10.5
EMPLOYMENT AGREEMENT
This Employment Agreement ("Agreement”) is made and entered into as of April 21, 2021, by and between Santa Cruz County Bank (the “Bank”) and Angelo De Bernardo (the “Executive”) for the purposes set forth hereinafter.
RECITALS
WHEREAS, the Bank is a California State chartered bank subject to the supervision and regulation of the Department of Financial Protection and Innovation (“DFPI”) and the Federal Deposit Insurance Corporation (“FDIC”);
WHEREAS, the Bank’s corporate headquarters are located at 75 River Street, Santa Cruz, CA 95060.
WHEREAS, the Executive serves as the Executive Vice President/Chief Lending Officer of the Bank.
WHEREAS, it is the intention of the parties in entering into this Agreement to set forth certain of the Bank and Executive rights and obligations with respect to Executive's employment as Executive Vice President/Chief Lending Officer of the Bank.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Bank and the Executive agree as follows:
AGREEMENT
1.    Term of Employment: Termination of Prior Agreement and Waiver of Rights and Benefits and Release of Obligations Thereunder. Pursuant to this Agreement, the Bank will employ the Executive on an at-will basis. Either party hereto may terminate the Executive's employment with the Bank at any time with or without cause and with or without notice. The effective date of this Agreement is April 21, 2021. This Agreement supersedes and replaces any prior agreement concerning Executive’s employment with the Bank.
2.    Duties and Obligations of Executive. The Executive shall serve as the Executive Vice President/Chief Lending Officer of the Bank pursuant to this Agreement and shall perform the customary duties of each such office in the commercial banking industry and such additional duties not inconsistent therewith, as may from time to time be reasonably requested of him/her by the Chief Executive Officer and/or the Board of Directors of the Bank.
3.    Devotion to Bank's Business.
(a)    The Executive shall devote his/her full business time, ability, and attention to the business of the Bank during the term of this Agreement and shall not during the term of this Agreement engage in any other business activities, duties, or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the Chief Executive Officer of the Bank.
(b)    The expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement. It is expressly understood and agreed that Executive may continue to participate in any such activities in which the Executive participated prior to the date of this Agreement with the knowledge of the Bank. Nothing in this Agreement shall be interpreted to prohibit the Executive from making passive personal investments; provided that, except for ownership interests in businesses acquired prior to the dale of this Agreement which represent in each case less than three percent (3%) of the total ownership of each such business, the Executive shall not directly or indirectly acquire, hold, or retain any ownership interest in any financial institution, including its affiliated companies, or any other business competing with or similar in nature to the business of the Bank, or their respective subsidiaries or affiliates, which conducts business or operations in Santa Cruz County.
(c)    The Executive agrees to conduct himself/herself in a professional manner and to comply with such reasonable policies and standards as the Bank may adopt from time to time with respect to conduct and behavior during work hours.
(d)    The Executive hereby represents and agrees that the services to be performed under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. The Executive therefore expressly agrees that in addition to any other rights or remedies that the Bank may possess, it shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by the Executive.
4.    Unfair Competition and Confidential Information.
(a)    Executive acknowledges that Bank owns proprietary Confidential Information which constitutes a valuable, special and unique asset. This Confidential Information has been compiled and developed by Bank over time at considerable expense and effort, has not been divulged to third parties, and is not known to Bank's competitors, who could have obtained economic value from such information had it been known. As used herein, the term "Confidential Information” also includes all information and materials belonging to, used by, or in the possession of Bank relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Executive, or (b) information that subsequently becomes public through no act or omission of Executive, or (c) information that was acquired by the Executive other than in connection with his/her employment. Executive agrees that all Confidential Information is and shall continue to be the exclusive property of Bank, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to Executive’s custody. Executive's obligation to preserve the secrecy of Confidential Information shall survive the termination of this Agreement and her employment with Bank. Upon termination of Executive's employment, Executive agrees to return to Bank all files, papers, and materials of any kind containing or relating to Confidential Information.

(a)    During his/her employment with the Bank and at all times thereafter, the Executive shall not utilize any Confidential Information to solicit any customer of the Bank to (a) purchase goods or services from any person or entity whose goods or services could be used as substitutes for those of the Bank, or (b) discontinue or refrain from purchasing goods and/or services from the Bank.
(b)    The Executive agrees not to use any Confidential Information concerning the Bank for any purpose other than to fulfill his/her duties to the Bank, and agrees not to disclose any such information to any third party without the express written consent of the Bank’s Chief Executive Officer unless such disclosure is necessary in order for the Executive to perform his/her duties to the Bank or is required by applicable law.
(c)    The Executive shall not, while employed by the Bank, directly or indirectly, either as an employee, employer, consultant, agent, principal, stockholder (except as permitted in paragraph 3 (a) of this Agreement), officer, director, or in any other individual or representative capacity, engage or participate, directly, indirectly, or in any manner whatsoever, in any competitive banking or financial services business without the prior written consent of the Chief Executive Officer of the Bank.
(d)    During the term of his/her employment with the Bank and thereafter for the term of any severance benefits made in accordance with paragraphs 17(d) or 17(e), the Executive agrees not to solicit or attempt to solicit any employee or contractor of the Bank to discontinue working for the Bank or to provide service to any other person or entity in competition with the Bank without the Bank’s written consent.
5.    Indemnification.
(a)    The Executive shall indemnify and hold the Bank and its affiliates and subsidiaries, harmless from all liability for loss, damage, or injury to persons or property resulting from the willful or intentional misconduct of the Executive.
(b)    To the fullest extent permitted by law and applicable regulations of the DFPI and FDIC, the Bank shall indemnify the Executive if he/she was or is a party or is threatened to be made a party in any action brought by a third party against the Executive (whether or not the Bank is joined as a party defendant) against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with said action if the Executive acted in good faith and in a manner the Executive reasonably believed to be in the best interests of the Bank (and with respect to a criminal proceeding if the Executive had no reasonable cause to believe his/her conduct was unlawful), provided that the alleged conduct of the Executive arose out of and was within the course and scope of his/her employment as an officer or employee of the Bank.
6.    Disclosure of Information. The Executive shall not, either before or after termination of this Agreement, without the prior written consent of the Board of Directors of the Bank or except as required by law to comply with legal process including, without limitation, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, disclose to anyone any information and materials belonging to, used by, or in the possession of Bank relating to its products, processes, services, technologies, inventions, patents, ideas, contracts, forms, records, data, processes, financial information, business strategies, pricing, marketing plans, customer lists, and trade secrets of every kind and character, but shall not include (a) information that was already within the public domain at the time the information was acquired by Executive, or (b) information that subsequently becomes public through no act or omission of Executive, or (c) information that was acquired by the Executive other than in connection with his/her employment. The Executive further recognizes and acknowledges that any financial information concerning any customers of the Bank and its affiliates and subsidiaries, as it may exist from time to time, is strictly confidential and is a valuable, special and unique asset of the Bank's business. The Executive shall not, either before or after termination of his/her employment with the Bank, without such consent or except as required by law, disclose to anyone said financial information or any part thereof, for any reason or purpose whatsoever. In the event the Executive is required by law to disclose such information described in this paragraph 6, the Executive will provide the Bank, and their counsel with immediate notice of such request so that they may consider seeking a protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Executive is nonetheless, compelled to disclose any of such information to any tribunal or any other party or else stand liable for contempt or suffer other material censure or material penalty, then the Executive may disclose (on an "as needed" basis only) such information to such tribunal or other party without liability hereunder. Notwithstanding the foregoing, the Executive may disclose such information concerning the business or operations of the Bank and their respective affiliates and subsidiaries as may be required by the DFPI. FDIC, or other regulatory agency having jurisdiction over the operations of the Bank or its affiliates and subsidiaries in connection with an examination thereof or other proceeding conducted by such regulatory agency.
7.    Written. Printed or Electronic Material. All written, printed or electronic material, notebooks and records including, without limitation, computer disks, electronic data preserved on a cell phone or backup device used by the Executive in performing duties for the Bank, other than the Executive's personal notes and diaries, are and shall remain the sole property of the Bank. Upon termination of employment, the Executive shall promptly return all such material thereto (including all copies, extracts and summaries thereof).
8.    Surety Bond and Severance Benefit. The Executive agrees that he/she will furnish all information and take any other steps necessary from time to time to enable the Bank to obtain or maintain a fidelity bond conditional on the rendering of a true account by the Executive of all monies, goods, or other property which may come into the custody, charge, or possession of the Executive during his/her employment with the Bank. The surety company issuing the bond and the amount of the bond must be acceptable to the Bank. All premiums on the bond shall be paid by the Bank. The Bank or its successors, shall have no obligation to pay or provide severance benefits to the Executive in accordance with paragraph 17 (d) or 17 (e), as applicable, of this Agreement in the event that the Executive's employment is terminated in connection with the Executive's non-insurability for surety bond coverage as determined in the sole discretion of the Bank's insurer.
9.    Base Salary. The Executive shall receive a salary at the rate of two hundred sixty-five thousand dollars ($265,000) per annum, payable in installments during the Executive’s employment with the Bank of approximately eleven thousand forty-one dollars and sixty-six cents ($11,041.66) on the fifteenth and last day of each month, subject to applicable adjustments for withholding taxes, pro-rations for any partial employment period and such other applicable payroll procedures of the Bank. The Executive shall receive such annual adjustments in salary, if any, as may be determined by the CEO and/or Bank's Board of Directors, in their sole discretion, resulting from the CEO and/or Board of Directors review of the Executive's performance and compensation. The annual review should occur in the first quarter of the calendar year and any salary adjustment shall be effective January 1st of said calendar year.
10.    Sick Leave. The Executive shall be entitled to sick leave and make up pay in accordance with the Bank's general sick leave policies. In addition, if the Executive is unable to perform the duties under this Agreement due to illness or injury that does not qualify as disability under the "Salary Continuation During Disability" paragraph 11 below, the Executive shall be paid the base salary otherwise payable to Executive pursuant to paragraph 9 of this Agreement, reduced by the amounts received by the Executive from state disability insurance, or worker’s compensation or other similar insurance benefits through policies provided by the Bank, for a period of six (6) months from the date of first absence due to the illness or injury.
11.    Salary Continuation During Disability. If the Executive for any reason (except as expressly provided below) becomes temporarily or permanently disabled so that he/she is unable to perform the duties under this Agreement, the Executive shall be paid the base salary otherwise payable to Executive pursuant to paragraph 9 of this Agreement, reduced by the amounts received by the Executive from state disability insurance, or worker's compensation, an accident or health plan covering employees of the Bank or other similar insurance benefits through policies provided by the Bank, for a period of six (6) months from the date of disability. For purposes of this paragraph 11, "disabled or disability” means either: (a) the Executive is unable to engage in any substantial gainful activity by reason of any physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
12.    Incentive Compensation. The Executive shall be entitled to receive an annual incentive compensation payment as determined by the Chief Executive Officer and confirmed by the Board of Directors of the Bank, in their absolute discretion, based upon the implementation of the Bank's strategic plan and the profitability of the Bank for that fiscal year to which the incentive compensation payment applies. Any potential incentive compensation payment will be governed by the terms of the Annual Incentive Compensation Plan. No right of continued employment or any modification of the "at will" nature of the Executive’s employment pursuant to this Agreement shall be conferred upon the Executive as a result of the foregoing provisions of this paragraph 12.
(a)    Delayed Payment. Notwithstanding the above, the payment of the incentive compensation as provided above may be delayed if making such payment would jeopardize the Bank’s ability to continue as a going concern which was unforeseeable at the time the Board of Directors confirmed the incentive compensation payment, payment may be delayed until it would no longer have such effect.
13.    Stock Options. The Executive shall be entitled to receive such future grants, if any, of stock options to acquire shares of Bank common stock pursuant to the Bank’s Stock Option Plan as may be determined by the Board of Directors. Notwithstanding any term or provision of the Bank’s Stock Option Plan or any related Incentive Stock Option Agreement, no right of continued employment or any modification of the "at will" nature of the Executive's employment pursuant to this Agreement shall be conferred upon the Executive or result from the Plan or any grant of stock option or Incentive Stock Option Agreement. Any employment rights and corresponding duties of the Executive shall be limited to and interpreted solely in accordance with the terms and provisions of this Agreement.
14.    Other Benefits. The Executive shall be entitled to participate in general officer benefits adopted by the Bank, subject to applicable qualification, requirements and regulatory approval requirements, if any. The Executive shall be further entitled to the following additional specific benefits which shall supplement or replace, to the extent duplicative of any part or all of the general officer benefits, the benefits otherwise provided to the Executive:
(a)    Vacation. The Executive shall be entitled to five weeks paid vacation leave annually. Executive vacation leave accrues at the rate of 8.33 hours per pay period in accordance with the Bank’s personnel policies. Vacation accrual above the five weeks is subject to the Bank’s policy including the vacation accrual cap.
Executive may schedule accrued vacation leaves and be absent from his/her employment as long as such leave is reasonable and does not jeopardize his/her responsibilities and duties as Executive Vice President/Chief Lending Officer. Executive is expected to schedule two (2) consecutive weeks of vacation each year during his/her employment with the Bank. Vacation leave in excess of two weeks must be approved by the CEO.
(b)    Insurance. The Bank shall provide during the term of this Agreement group life, health (including medical, dental, vision and hospitalization), accident and disability insurance coverage for the Executive and his/her dependents through a policy or policies provided by the California Bankers Association group insurance program or similar equivalent program. The cost of such insurance shall be paid by the Bank and the Executive as detailed in the Insurance Plan contribution schedule.
(c)    Supplemental Compensation. The Bank and the Executive acknowledge that they have entered into a Salary Continuation Agreement (“the SCA”), pursuant to which the Executive will be provided with certain retirement benefits. Notwithstanding any other term or provision of such SCA, no right of continued employment or any modification of the "at will” nature of the Executive’s employment pursuant to this Agreement shall be conferred upon the Executive thereunder or result therefrom.
15.    Automobile Allowance and Insurance. The Bank shall pay to the Executive an automobile allowance in the amount of $750 per month during the term of this Agreement or in lieu of the payment of such allowance, at a time mutually agreeable to the Executive and the Board of Directors, purchase an automobile for the Executive's use; provided, however, that any such automobile purchase shall not increase the financial impact upon the Bank compared to the financial impact of the allowance. The Executive shall obtain and maintain public liability insurance and property damage insurance policies with such insurer(s) and such coverages as may be acceptable to the Bank. Such insurance policies shall, if and when requested by the Board of Directors, name the Bank as an additional insured, subject to the requirement that the Executive's allowance described above shall be increased in an amount equal to the additional premium expense, if any, resulting from the Bank being named as an additional insured. The Bank may, in its sole discretion, elect to provide and pay for such insurance policies in lieu of the Executive maintaining such policies.

16.    Business Expenses: Memberships. The Executive shall be reimbursed for all ordinary and necessary expenses incurred by the Executive in connection with his/her employment. The Executive shall also be reimbursed for expenses incurred in activities associated with promoting the business of the Bank, including expenses for entertainment, travel and other expenses for attendance at conventions and education programs, and similar items. All such reimbursements shall be made upon presentation and approval of receipts, invoices or other appropriate evidence of such expense in accordance with the policies of the Bank.
17.    Termination of Employment.
(a)    Automatic Termination. Executive’s employment shall terminate automatically and immediately upon the occurrence of any one of the following events, except that only in the event of termination based upon subparagraphs (1) or (3) below, the Executive shall be entitled to receive severance benefits pursuant to paragraph 17 (d) of this Agreement:
(1)    The occurrence of circumstances that make it impossible or impractical for the Bank to conduct or continue its business.
(2)    The death of the Executive.
(3)    The loss by the Bank of legal capacity to contract.
(4)    The written determination by a state or federal regulatory agency or governmental authority having jurisdiction over the Bank that the Executive is not suitable to act in the capacity for which he/she is employed by the Bank.
(5)    The Executive's conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Executive's willful and intentional commission of a fraudulent or dishonest act.
(b)    Termination by Bank. The Bank may, at its election and in its sole discretion, terminate the Executive's employment and this Agreement at any time and for any reason or for no reason, upon written notice to the Executive, without prejudice to any other remedy to which the Bank may be entitled either at law, in equity or under this Agreement. Unless otherwise agreed in writing between the Executive and the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of his/her positions and remove himself/herself and his/her personal belongings from the Bank's premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive's rights regarding employment benefits which shall have accrued prior to such termination, including the right to receive the severance benefits specified in paragraph 17 (d) below.
(c)    Termination by Executive. The Executive may terminate his/her employment and this Agreement at any time and for any reason or no reason, upon written notice to the Bank. Unless otherwise agreed in writing between the Executive, the Bank, the Executive shall immediately cease performing and discharging the duties and responsibilities of her positions and remove himself/herself and his/her personal belongings from the Bank's premises. All rights and obligations accruing to the Executive under this Agreement shall cease at such termination, except that such termination shall not prejudice the Executive's rights regarding employment benefits which shall have accrued prior to such termination and any other remedy which the Executive may have at law, in equity or under this Agreement, which remedy accrued prior to such termination.
(d)    Severance Benefits - Without a Change in Control. In the event of automatic termination based upon paragraph 17 (a) (1) or (3) or termination by the Bank pursuant to paragraph 17 (b), then in each such case, the Executive shall, upon signing a severance agreement and release of all known and unknown employment related claims whether arising under the contract, State of Federal statutes or common law related to Executive's employment with the Bank, receive severance benefits consisting of (i) a cash payment in an amount equal to six (6) months of the Executive's annual base salary during the year the termination occurs, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in a lump sum within thirty (30) days following such termination and execution of a severance agreement and release in a form acceptable to the Bank, and (ii) continuation of group insurance coverage specified in paragraph 14 (b) of this Agreement for the Executive and his/her dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or under applicable California law pursuant to Assembly Bill No. 1401 ("Cal- COBRA"), with one hundred percent (100%) of premiums for the insurance coverage payable by the Bank monthly to the Executive for a period of six (6) months from the date of termination provided that the Executive elects to continue such group health insurance coverage pursuant to COBRA or Cal-COBRA and takes the necessary steps to continue such coverage following the date on which his or her employment terminates. Notwithstanding the foregoing or any term, provision, or other matter set forth elsewhere in this Agreement, the obligation of the Bank to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverage shall terminate at the earlier of the expiration of six (6) months from the date of termination or the date of commencement of comparable insurance coverage for the Executive by another employer. After such expiration date, the Executive shall have such rights to continue to participate under the Bank's group health benefits plan at the Executive's expense as may be available under COBRA or Cal-COBRA. The Executive agrees to notify the Bank as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverage with another employer and to repay to the Bank any amounts paid by the Bank to or for the benefit of the Executive that overlap the coverage provided by the other employer.
Notwithstanding the foregoing provisions of this paragraph 17(d), or any term, provision, or other matter set forth elsewhere in this Agreement, (i) in the event of a "change in control" as defined In paragraph 17(e) below, the Executive shall not be entitled to the severance benefits pursuant to this paragraph 17(d) and any rights of the Executive to severance benefits shall be limited to such rights as are specified in paragraph 17(e) below; and (ii) the Executive acknowledges and agrees that the severance benefits pursuant to this paragraph 17(d) and (e) are in consideration of Executive’s release of all known and unknown claims arising out of Executive’s employment with the Bank.
(e)    Severance Benefits - Change in Control. In the event a "change in control" as defined herein occurs, and (i) the Executive’s employment is involuntarily terminated within 24 months following consummation of the change in control or is involuntarily terminated prior to the change of control and in connection with it, or (ii) without the Executive's written consent there occurs (A) any material adverse change in the nature and scope of the Executive's position, authorities, responsibilities, duties, or a change of the Executive's location of employment to a location more than 30 miles from the Bank’s corporate headquarters, or any material reduction in the Executive's base salary, or (B) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Executive's employment, and the Executive elects to terminate employment based upon the occurrence of any of the foregoing events cited in subparagraph (ii) above, then as a result of termination under subparagraph (i) or (ii) above, the Executive shall be entitled to receive severance benefits pursuant to this paragraph 17 (e) payable by the Bank, provided that the Executive signs a severance and release agreement for all claims related to Executive’s employment with the Bank in a form acceptable to the Bank. The Executive shall not be entitled to receive severance benefits pursuant to this paragraph in the event of an occurrence described in paragraph 17(a) subparagraphs (4) or (5) or in the event the Executive terminates employment in accordance with paragraph 17(c) and the termination is not a result of any event described in paragraph 17(e)(ii) above
The severance benefits payable pursuant to this paragraph 17 (e) shall consist of (i) a cash payment in an amount equal to twelve (12) months of the Executive's annual base salary during the year the termination occurs, less applicable withholding deductions (in addition to base salary, incentive compensation, or other payments, if any, due the Executive), payable in lump sum within thirty (30) days following such termination; and (ii) continuation of group insurance coverage specified in paragraph 14 (b) of this Agreement for the Executive and her dependents pursuant to The Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or under applicable California law pursuant to Assembly Bill No. 1401 ("Cal-COBRA"), with one hundred percent (100%) of premiums for the insurance coverage payable by the Bank monthly to the Executive for a period of twelve (12) months from the date of termination provided that the Executive elects to continue such group health insurance coverage pursuant to COBRA or Cal-COBRA and takes the necessary steps to continue such coverage following the date on which his or her employment terminates. Notwithstanding the foregoing or any term, provision, or matter set forth elsewhere in this Agreement, the obligation of the Bank to pay the premium costs related to the COBRA or Cal-COBRA continuation of insurance coverage shall terminate at the earlier of the expiration of twelve (12) months from the date of termination or the date of commencement of comparable insurance coverage for the Executive by another employer. After such expiration date, the Executive shall have such rights to continue to participate under the Bank's group health benefits plan at the Executive's expense as may be available under COBRA or Cal-COBRA. The Executive agrees to notify the Bank as soon as practicable, but not less than ten (10) business days in advance of the commencement of such comparable insurance coverage with another employer and to repay to the Bank any amounts paid by the Bank to or for the benefit of the Executive that overlap the coverage provided by the other employer.
A "change in control" for purposes of this Agreement and paragraph 17 (e) means the first to occur of any of the following events with respect to the Bank or a parent bank holding company that owns all or substantially all of the outstanding securities of the Bank: (i) a change in control of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank's shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of more than fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent consolidated audited or interim un-audited balance sheet of the Bank; (iv) a transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank's then outstanding securities; (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof; or (vi) the shareholder(s) of the Bank approve the sale or transfer of substantially all of the Bank's assets to parties that are not within a "controlled group of corporations" (as that term is defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which the Bank is a member.
(1)    Exceptions to Change in Control.
Notwithstanding the foregoing or any term, provision, or other matter set forth in this Agreement, there shall not be a change in control hereunder in the event that (A) any Employee Stock Ownership Plan is sponsored by the Bank which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control", as described above, or (B) a bank holding company is formed at the direction of the Board of Directors of the Bank pursuant to which the Bank becomes a subsidiary of such bank holding company, or (C) a reorganization is initiated by the Board of Directors of the Bank in which the Bank is merged with and into another wholly-owned bank subsidiary of such parent holding company of the Bank to consolidate operations under the charter of such other bank subsidiary.
(f)    Delay in Payment on Separation From Service of Specified Employee. Notwithstanding any provision of this Agreement to the contrary, payment of any severance benefits under this Agreement may not commence earlier than six (6) months after the date of the Executive's Separation From Service, unless due to his/her or his/her earlier death, if pursuant to Code section 409A, the Executive is considered a "specified employee" under Code section 416(i), of the Bank when any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, "Separation From Service" means the Participant's death, retirement or other voluntary or involuntary termination of employment with the Bank. For purposes of this section, the Bank shall include any corporation that is a member of a controlled group of corporations (as defined in Code section 414(b)) that includes the Bank and any trade or business (whether or not incorporated) that is under common control (as defined in Code section 414(c)) with the Bank.

(g)    Leave of Absence. A Separation From Service will not be deemed to have occurred because the Employee is on an Authorized Leave of Absence, including military leave, sick leave, or other bona fide leave of absence. For purposes of this subsection, the term "bona fide leave of absence" means a paid or unpaid period that is approved by the Bank and during which the Participant does not perform services for the Bank.
(h)    Continuation of Employment or Services. If the Participant continues in the capacity as an Employee, or continues to provide services to the Bank or Participating Bank in a capacity other than as an Employee, such Participant shall be treated as having experienced a Separation From Service as of a particular date only if the Bank and the Participant reasonably anticipate that after such date the level of bona fide services performed by the Participant for the Bank will permanently decrease to no more than twenty percent (20%) of the average of the bona fide services rendered during the immediately preceding thirty-six (36) month period of employment (or if employed less than thirty-six (36) months, such lesser period). For purposes of this subsection, a Participant, who is on a paid bona fide leave of absence, and who has not otherwise terminated employment pursuant to this section, is treated as providing bona fide services at a level equal to the level that the Participant would have been required to perform to receive the compensation paid with respect to the leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment pursuant to this section are disregarded for purposes of this section, including for purposes of determining the applicable thirty-six (36) month, or shorter, period.
(i)    Asset Purchase Transactions. An employee will not be considered to have experienced a Separation From Service if such employee's employment is continued by a successor with or into which the Bank merges, consolidates or transfers substantially all of the assets of the Bank.
18.    Section 409A Limitation. It is the intention of the Bank and the Executive that the severance benefits payable to the Executive under this Agreement either be exempt from, or otherwise comply with, section 409A of the Internal Revenue Code of 1986, as amended (Code section 409A). The terms of this Agreement when subject to more than one interpretation shall always be interpreted in a manner that complies with the requirements of Code section 409A and the guidance published thereunder.
19.    Section 280G Limitation. If all or any portion of the amounts payable to the Executive under this Agreement, either alone or together with other payments which the Executive has the right to receive from the Bank, constitute "excess parachute payments" within the meaning of Section 280G of the Code, that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), such amounts payable hereunder shall be reduced to the extent necessary so as to cause a reduction of any excise tax pursuant to Section 4999 of the Code to equal "zero." The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Bank immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to the Bank and the Executive in the exercise of their reasonable good faith judgment. If amounts payable to the Executive under this Agreement are reduced to avoid an excise tax pursuant to Section 4999 of the Code, the Bank shall reduce the cash payment to the Executive before reducing amounts paid for the continuation of group insurance coverage.

20.    Notices. Any notices to be given hereunder shall be in writing and may be transmitted by personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Executive at the address listed in the Executive's personnel file and to the Bank at its principal business office. A party may change the address for receipt of notices by written notice in accordance with this paragraph 19. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.
21.    Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof shall be resolved by binding arbitration before single neutral arbitrator appointed by Judicial Arbitration and Mediation Services, Inc. ("JAMS"), in accordance with the rules and procedures of JAMS then in effect which are incorporated herein by reference. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a single neutral arbitrator appointed by the American Arbitration. Association ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect which are incorporated herein by reference. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). The Bank shall pay all arbitration administrative related fees charged by JAMS or AAA and be solely responsible for payment of the arbitration fees. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the Federal Arbitration Act. Any arbitration hereunder shall be conducted in Santa Cruz, California, unless otherwise agreed to by the parties. Arbitration shall be the exclusive means of resolving disputes subject to this Agreement, and neither the Bank nor the Executive may file suit or seek relief in any other forum in connection with such claims. Disputes over whether a claim is subject to arbitration pursuant to this Agreement shall be resolved by the arbitrator.
22.    Attorneys' Fees and Costs. In the event of litigation, arbitration or any other action or proceeding between the parties to interpret or enforce this Agreement or any part thereof or otherwise arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its costs related to any such action or proceeding and its reasonable fees of attorneys, accountants and expert witnesses incurred by such party in connection with any such action or proceeding except the Bank shall not be entitled to recover any fees charged by the arbitrator of JAMS or AAA even if deemed to be the prevailing party. The prevailing party shall be deemed to be the party which obtains substantially the relief sought by final resolution, compromise or settlement, or as may otherwise be determined by order of a court of competent jurisdiction in the event of litigation, an award or decision of one or more arbitrators in the event of arbitration, or a decision of a comparable official in the event of any other action or proceeding. Every obligation to indemnify under this Agreement includes the obligation to pay reasonable fees of attorneys, accountants and expert witnesses incurred by the indemnified party in connection with matters subject to indemnification.
23.    Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of the Executive hereunder and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on a party.
24.    Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by a party or its authorized representative.
25.    Waiver. The failure of a party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by another party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such waiver is in writing, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.
26.    Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.
27.    Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the pasties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists.
28.    Governing Law and Venue. The laws of the State of California, other than those laws denominated choice of law rules, shall govern the validity, construction and effect of this Agreement. Any action which in any way involves the rights, duties and obligations of the parties hereunder and is not resolved by binding arbitration shall be brought in the courts of the State of California and venue for any action or proceeding shall be in Santa Cruz County or in the United States District Court for the Northern. District of California, and the parties hereby submit to the personal jurisdiction of said courts.
29.    Payments Due Deceased Executive. If the Executive dies while an employee of the Bank, any payments that may be due the Executive from the Bank under this Agreement as of the date of death shall be paid to the Executive's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, or any other legal or personal representatives.
30.    Assignment/Binding Effect. Except as specifically set forth in this Agreement, the Executive may not assign, delegate or otherwise transfer any of the Executive's rights, benefits, duties or obligations under this Agreement without the prior written consent of the Bank, This Agreement shall inure to the benefit of and be binding upon the Bank and their respective successors and assigns, and the Executive and the Executive's heirs, beneficiaries, successors, permitted assigns or transferees, executors, administrators, trustees, and any other legal or personal representatives.
31.    Effect of Termination of Employment on Certain Provisions. Upon the termination of Executive’s employment with the Bank, the obligations of the parties hereunder shall cease except the obligations to make payments, if any, to or for the benefit of the Executive following termination, and provided that paragraphs 4, 5, 6, 7, 21,22, 23, 25, 26, 27, 28, 29, 30, and 31 shall remain in full force and effect.
32.    Advice of Counsel and Advisors. The Executive acknowledges and agrees that the Bank has advised him/her to consult legal counsel of his/her choice regarding this Agreement and in furtherance thereof, the Bank agrees to pay up to five hundred dollars ($500) of the expense incurred by the Executive for such consultation and advice. The Executive further acknowledges and agrees that he/she has read and understands the terms and provisions of this Agreement and prior to signing this Agreement he/she has had the advice of counsel and/or such other advisors as he deemed appropriate in connection with his/her review and analysis of such terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written in the City of Santa Cruz, County of Santa Cruz, State of California.

SANTA CRUZ COUNTY BANK	EXECUTIVE

/s/ Krista Snelling	/s/ Angelo De Bernardo
Krista Snelling, CEO	Angelo De Bernardo

5/19/21	5/19/2021
DATE	DATE
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